Galaxia International Services Inc.

2801 Kennedy Blvd., Suite 11

Jersey City, NJ 07306

(201) 982-7479

November 16, 2015

Via Email

Chairman of the Board of Directors

Metro Media Holding Corporation

205 D Chubb Avenue Suite 240

Lyndhurst, NJ 07071

Re: Opinion Regarding Certain Assets of Metro Media Group, LLC

To Whom It May Concern:

I have been asked to provide the Board of Directors of Metro Media Holding Corporation, (“Metro” or the “Company”) with an opinion regarding the purchase of the exclusive rights to the “MLife” television network from Metro Media Group, LLC (“MMG”) together with the assumption of MMG’s rights under its contract with Dish Network, LLC dated April 21, 2012 (the “MMG Assets”). Moreover, I have not been prohibited or otherwise enjoined from practicing before the Securities and Exchange Commission, FINRA or the Over the Counter Bulletin Board.

In connection with the opinion contained herein, I have reviewed applicable state and federal laws, rules and regulations, including, specifically, the Securities Act of 1933 (the “Act”). Moreover, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, certificates or records provided to me by Seller as I have deemed necessary or appropriate as bases for the opinion set forth herein. I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. Finally, I have held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company, and have assumed the completeness and veracity of the statements made therein.

Specifically, in reliance upon Company's representations, and in conjunction with my own due diligence, I have determined that fair and adequate consideration was paid for the MMG Assets and that the value of the MMG Assets when applying generally accepted valuation standards is Three Hundred Thousand and 00/100 Dollars ($300,000/00).

It is understood that this letter is provided to a majority of the Board of Directors of the Company for its own use. This opinion does not constitute a recommendation with regards to the same, nor does it address the relative merits thereof versus any other transaction in which the Company may embark upon. This letter is not to be used for any other purpose, or to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any regulatory filing.

My opinion is subject to the assumptions and conditions contained in this letter and is necessarily based on economic, market, and other conditions, and the information made available to me, as of the date of this letter. I assume no responsibility, and do not intend, to update or revise this opinion based on circumstances or events occurring after the date of this letter.

Yours very truly,

/s/Kamal Elkeky

Kamal Elfeky, MBA